Exhibit 16.1

May 16, 2013

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Spanish Broadcasting System, Inc. and subsidiaries (the Company) and, under the date of April 1, 2013, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2012 and 2011. On May 9, 2013, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated May 16, 2013, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that (i) our dismissal was approved by the Company’s Audit Committee of the board of directors and ratified by the Company’s Board of Directors, (ii) the Company’s Audit Committee of the Board of Directors approved and the Board of Directors ratified the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm and, (iii) that Crowe Horwath LLP was not consulted regarding the application of accounting principles to a specific transaction, either completed or proposed, the type of audit opinion that might be rendered with respect to the consolidated financial statements of the Company, any matter that was the subject of a disagreement, or a reportable event.

Very truly yours,